CONFIRMING STATEMENT			EXHIBIT 24

This Statement confirms that the undersigned, Susan Stults Korthase, has authorized and designated each of Charles F. Cronin and
J. Kendall Huber, acting singly, to execute and file on the undersigned's behalf, individually and in the undersigned's capacity as a trustee for various family trusts, all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Allmerica Financial Corporation. The authority of Charles F. Cronin and J. Kendall Huber under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in the securities of Allmerica Financial Corporation, unless earlier revoked in writing. The undersigned acknowledges that Charles F. Cronin and
J. Kendall Huber are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Susan Stults Korthase
Dated: October 3, 2005